United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: December 6, 2013
Commission File Number 1-7107
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LOUISIANA-PACIFIC CORPORATION
(Exact name of registrant as specified in its charter)
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DELAWARE	1-7107	93-0609074
(State or other jurisdiction of incorporation or organization)	Commission File Number	(IRS Employer Identification No.)
414 Union Street, Suite 2000, Nashville, TN 37219
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (615) 986-5600
 __________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Œ	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Œ	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Œ	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Œ	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 6, 2013, Louisiana-Pacific Corporation (the “Company”) entered into a credit agreement (the “Credit Agreement”) among the Company, as borrower, Louisiana-Pacific Holdings LLC, a subsidiary of the Company (“Holdings LLC”), as a guarantor, the lenders party thereto, American AgCredit, FLCA, as administrative agent for the lenders (the “Agent”), and CoBank, ACB, as letter of credit issuer.

The Credit Agreement provides for a $200 million committed revolving credit facility, with a $60 million sublimit for letters of credit, and has a term of five years. Revolving borrowings under the Credit Agreement accrue interest, at the Company’s option, at either a “base rate” plus a margin of 0.75% to 2.50% or LIBOR plus a margin of 1.75% to 3.5%. The Credit Agreement also includes an unused commitment fee, due quarterly, ranging from 0.30% to 0.625%. The applicable margins and fees within these ranges are based on the Company’s ratio of consolidated EBITDA to cash interest charges. The “base rate” is the highest of (i) the Federal funds rate plus 0.5%, (b) the U.S. prime rate, and (iii) one month LIBOR plus 1.0%.

The Credit Agreement contains various restrictive covenants and customary events of default. The Credit Agreement includes financial covenants that require the Company and its consolidated subsidiaries to have, as of the end of each quarter, (i) a capitalization ratio (i.e., funded debt to total capitalization) of no more than 40% and (ii) unrestricted cash and cash equivalents of at least (a) $350,000,000 until closing of the the Company’s acquisition of Ainsworth Lumber Co. Ltd. and (b) $250,000,000 thereafter, in each case calculated in the manner specified in the Credit Agreement.

The Company’s existing and future wholly owned domestic subsidiaries, excluding immaterial subsidiaries, are required to be guarantors under the Credit Agreement. Pursuant to a security agreement (the “Security Agreement”), dated December 6, 2013, among the Company, Holdings LLC and the Agent, and subject to certain limited exceptions, the obligations of the Company under the Credit Agreement are secured by a lien on substantially all of the personal property of the Company and each guarantor.

The foregoing descriptions are qualified in their entirety by reference to the Credit Agreement and the Security Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this report and are incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement

On December 6, 2013, in connection with the entering into the Credit Agreement, the Company terminated (i) the Loan and Security Agreement, dated March 10, 2009, among the Company and certain of its subsidiaries, the lenders party thereto and Bank of America, N.A., as administrative agent (the “Existing Credit Agreement”), and (ii) the Canadian Security Agreement, dated March 10, 2009, among the Company and certain of its subsidiaries and Bank of America, N.A., as administrative agent. The Existing Credit Agreement provided for a $100 million committed asset-based revolving credit facility and was set to expire on October 14, 2016. The Existing Canadian Security Agreement was entered into to secure the obligations of the Company’s Canadian subsidiaries under the Existing Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.03. The Credit Agreement generally prohibits the Company from paying cash dividends if a default or event of default under the Credit Agreement exists or would result therefrom or if after giving effect to the payment of such dividends the Company would not be in compliance with the financial covenants contained in the Credit Agreement.

Item 7.01 Regulation FD Disclosure

On December 5, 2013, Louisiana-Pacific Corporation and Casella Waste Systems, Inc. (“Casella”) (Nasdaq: CWST), announced that they have sold their membership interests in US GreenFiber, LLC (“GreenFiber”) to a limited liability company formed by Tenex Capital Management (“Tenex”) for total cash consideration of $18.0 million. Aggregate net cash proceeds are expected to be approximately $7.0 million (approximately $3.5 million for each owner), after the working capital true-up and the repayment of indebtedness and other transaction expenses.
LP and Casella were represented by Greentech Capital Advisors Securities, LLC in the marketing and sale of GreenFiber.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

10.1 Credit Agreement, dated December 6, 2013, among Louisiana-Pacific Corporation, as borrower, certain subsidiaries of the borrower from time to time party thereto, as guarantors, American AgCredit, FLCA, as administrative agent, CoBank, ACB, as L/C Issuer, and lenders party thereto.

10.2 Security Agreement, dated December 6, 2013, among Louisiana-Pacific Corporation, Louisiana-Pacific Holdings LLC and American AgCredit, FLCA.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION

By:	/s/ SALLIE B. BAILEY
Sallie B. Bailey
Executive Vice President and Chief
Financial Officer
(Principal Financial Officer)
Date: December 11, 2013